Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-143110

FINAL TERM SHEET
Dated May 22, 2007

CVS CAREMARK CORPORATION

Issuer:	CVS Caremark Corporation (“CVS Caremark”)

Description of Securities:	$1,750,000,000 Floating Rate Senior Notes due June 1, 2010 (“2010 Notes”)
$1,750,000,000 5.750% Senior Notes due June 1, 2017 (“2017 Notes”)
$1,000,000,000 6.250% Senior Notes due June 1, 2027 (“2027 Notes”)

Security Type:	Senior Notes

Legal Format:	SEC Registered (Registration No. 333-143110)

Settlement Date:	May 25, 2007 (T+3)

Maturity Date:	2010 Notes: June 1, 2010
2017 Notes: June 1, 2017
2027 Notes: June 1, 2027

Issue Price:	2010 Notes: 100.000% of principal amount
2017 Notes: 98.951% of principal amount
2027 Notes: 99.086% of principal amount

Coupon:	2010 Notes: 3-Month LIBOR (Reuters Screen LIBOR01) plus 0.30% per annum
2017 Notes: 5.750% per annum
2027 Notes: 6.250% per annum

Benchmark:	2010 Notes: 3-Month LIBOR
2017 Notes: 4.500% UST due May 15, 2017
2027 Notes: 4.500% UST due February 15, 2036

LIBOR Determination Date:	2010 Notes: Second London banking day immediately preceding the first day of the relevant three-month interest period

Benchmark Treasury Strike:	2017 Notes: 97-15+; 4.820%
2027 Notes: 92-22; 4.981%

Spread to Benchmark Treasury:	2017 Notes: 107 basis points (1.07%)
2027 Notes: 135 basis points (1.35%)

Yield to Maturity:	2017 Notes: 5.890%
2027 Notes: 6.331%

Interest Payment Dates:	2010 Notes: Each March 1, June 1, September 1, and December 1, beginning on September 1, 2007
2017 Notes: Each June 1 and December 1, beginning on December 1, 2007
2027 Notes: Each June 1 and December 1, beginning on December 1, 2007

Day Count:	2010 Notes: Actual / 360
2017 Notes: 30 / 360
2027 Notes: 30 / 360

Redemption Provisions:
2010 Notes: Not redeemable prior to December 1, 2008.  On and after this date, CVS Caremark may redeem the notes in whole or in part at 100% of the principal amount redeemed plus accrued and unpaid interest

2017 Notes: Make-whole call at any time at the greater of 100% or discounted present value at Treasury Yield plus 20 basis points
2027 Notes: Make-whole call at any time at the greater of 100% or discounted present value at Treasury Yield plus 25 basis points

Change of Control:
Upon the occurrence of both (i) a change of control of CVS Caremark and (ii) a downgrade of the notes below an investment grade rating by each of Fitch Ratings, Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services within a specified period, CVS Caremark will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase

Denominations:	$2,000 and integral multiples of $1,000 thereof

Gross Proceeds:	2010 Notes: $1,750,000,000
2017 Notes: $1,731,642,500
2027 Notes: $990,860,000

Underwriting Discounts and Commissions:	2010 Notes: 0.400%
2017 Notes: 0.650%
2027 Notes: 0.875%

Net Proceeds After Underwriting Discounts and Commissions:	2010 Notes: $1,743,000,000
2017 Notes: $1,720,267,500
2027 Notes: $982,110,000

Use of Proceeds:	To repay Bridge Credit Facility borrowings (including to certain of the underwriters referenced below or their affiliates), a portion of commercial paper borrowings and for general corporate purposes

Underwriters:	Lehman Brothers (bookrunner)
Morgan Stanley (bookrunner)
Banc of America Securities (bookrunner)
BNY Capital Markets (bookrunner)
Wachovia Securities (bookrunner)
KeyBanc Capital Markets (senior co-manager)
LaSalle Capital Markets (senior co-manager)
SunTrust Robinson Humphrey (senior co-manager)
HSBC (co-manager)
Mizuho Securities USA Inc. (co-manager)
Piper Jaffray (co-manager)
Wells Fargo Securities (co-manager)
BB&T Capital Markets (co-manager)

CUSIP Numbers:	2010 Notes: 126650 BG4
2017 Notes: 126650 BH2
2027 Notes: 126650 BJ8

Long-Term Debt Ratings:	Baa2 / BBB+ / BBB (Moody’s / S&P / Fitch)

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Lehman Brothers Inc. toll-free at 1-888-603-5847.